Exhibit 99.1

*coherent	PRESS RELEASE
Editorial Contact:		For Release:
Leen Simonet		IMMEDIATE
(408) 764-4161		October 22, 2003
No. 838

Coherent, Inc. Revises Guidance for the Fourth Fiscal Quarter 2003

Coherent, Inc. (NASDAQ:COHR) today announced revised financial guidance for its fourth fiscal quarter ended September 27, 2003.  Coherent plans to announce its financial results on November 11, 2003.

Revenues for the quarter ending September 27, 2003 are expected to be between $101 and $102 million, up approximately 2-3% from the third fiscal quarter. Coherent expects its gross margin to be in the range of 27% to 29%, which is primarily the result of an unfavorable product mix at the Electro-Optics and Lambda Physik business segments, a high unabsorbed factory utilization rate, and higher than anticipated inventory charges and warranty costs.  R&D expenses are expected to run at 13% to 15% of sales.  Inclusive of severance costs related to management changes at its subsidiary, Lambda Physik AG, and amortization of intangibles, SG&A expenses are anticipated to be in the range of 31% to 32% of sales. Exclusive of these severance costs, SG&A expenses are anticipated to be in the range of 28% to 29% of sales.  Coherent is unable to provide guidance on the estimated quarterly and annual income tax rate until such time as we complete the preparation of our financial statements.

Coherent expects that for the quarter ended September 27, 2003 it will also incur impairment and related charges in the range of $9.5 to $11.5 million primarily related to a number of Electro-Optics supply chain improvement initiatives.

In addition, the results for the quarter ended September 27, 2003 will reflect the purchase of approximately 34% of the outstanding shares of Lambda Physik AG subsidiary bringing Coherent’s ownership to approximately 94.3%.  Coherent expects that this transaction will result in a pre-tax charge of approximately $2 million for in-process research and development.  The extensive accounting associated with this transaction is causing the delay in releasing Coherent’s financial results.

Coherent plans to provide a live webcast of its fourth fiscal quarter 2003 earnings conference call, at 4:30 pm. ET on November 11, 2003.  The call will be broadcast live over the Internet and can be accessed at http://www.coherent.com/Investors/ or http://www.fulldisclosure.com/.

This press release contains forward-looking statements about Coherent’s expected revenue, gross margins, R&D expenses, SG&A expenses, impairment, severance costs and in-process research and development charges.  These may change as a result of risks and uncertainties, including risks associated with currency adjustments, accounting adjustments during the closing of our fiscal quarter, contract cancellations.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable.

Founded in 1966, Coherent, Inc is a Standard & Poor’s Small Cap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets.  Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161.  For more information about Coherent such as product and financial updates, visit the Company’s web site at www.coherent.com.

• 5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056–0980 • Telephone (408) 764-4000 •